Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS RESULTS FOR FIRST QUARTER OF 2024

DALTON, GEORGIA (May 2, 2024) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the quarter ended March 30, 2024.

•Net sales in the first quarter of 2024 were $65.3 million compared to $67.1 million in the same period of the prior year
•The gross profit margin for the three months of the first quarter of 2024 was 24.2% of net sales compared to 26.6% in the first quarter of 2023
•The Company began operations of its new extrusion line in the first quarter of 2024
•The Company announces board approval of stock repurchase plan

For the first quarter of 2024, the Company had net sales of $65,254,000 as compared to $67,084,000 in the same quarter of 2023. The Company had an operating loss of $857,000 compared to an operating income of $306,000 in the first quarter of 2023. The net loss from continuing operations in the first quarter of 2024 was $2,410,000 or $0.16 per diluted share. In 2023, the net loss from continuing operations for the first quarter was $1,551,000 or $0.11 per diluted share.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “Our net sales for the quarter were negatively impacted by high interest rates affecting the housing and home remodeling market and the impact on the economy from continued inflation. Overall, our net sales during the quarter were 2.7% below prior year while the industry, we believe, was down approximately 8%. Due to this lower demand, we saw less favorable margins in the first part of the quarter as lower volume resulted in under absorbed fixed costs in our manufacturing plants. By the end of the quarter, in the month of March, net sales were slightly ahead of the same month in the prior year and our operating margins for the month were more in line with prior year and our expectations.

We are excited about the start of our nylon extrusion line in North Georgia. The internal production of raw materials will provide us with lower costs, as compared to our current external purchasing, and it will provide us with a continuity of supply, protecting us and our customers from potential supply disruptions. Our initial focus has been on extruding white, dyeable nylon which allows us to present long, beautiful color lines that stand out in a residential market that has moved to a solution dyed polyester sea of sameness. In support of this, we launched a color marketing campaign, Step Into Color, which connects retailers and consumers with a world of color options, including custom colors that are prevalent in Fabrica, but also available in our other soft surface divisions.
We launched 14 new carpet styles in the first quarter, including 11 EnVision Nylon styles in our high-end divisions. Our Masland introductions are a great mix of high fashion and mid-price points to drive volume in the current challenging market conditions. In our Fabrica brand, we launched a trio of styles paying tribute to the brand’s 50 year history. Homage, Tribute, and Adulation share a common color line of 50 colors which are named after key Fabrica styles from the last 50 years. These beautiful styles are available at a sharp price point and will become go to styles for Fabrica for years to come. The remainder of our soft and hard surface introductions for 2024 will be released in the second quarter.

Our new product offerings will help us continue to maintain sales volume in a difficult market. Additionally, we plan to reduce year over year costs by $10 million in 2024 through cost savings related to our extrusion operations and the reduction of other controllable costs. We believe, once interest rates come back down and consumer confidence
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The Dixie Group Reports First Quarter 2024 Results

May 2, 2024

returns, the housing market along with remodeling activity, will rebound strongly, driven by pent up demand.” Frierson concluded.
The gross profit in the first quarter of 2024 was 24.2% of net sales compared to 26.6% of net sales in the first quarter of 2023. Our gross profit margins in 2024 were negatively impacted by under absorbed fixed costs as the result of lower volume in our plants due to lower sales demand in the first part of the quarter. Selling and administrative costs in the first quarter of 2024 were slightly below the prior year in expense dollars but higher as a percent of net sales, 25.1% in 2024 as compared to 24.5% in the same quarter of 2023.
On our balance sheet, receivables increased $4.5 million from the balance at fiscal year end 2023 due to higher sales in the last month of the first quarter 2024 as compared to the seasonally lower sales volume in the last month of the fiscal year 2023. The net inventory value at the end of the first quarter of 2024 was $1.2 million lower than the fiscal year end 2023 balance of $76.2 million. Combined accounts payable and accrued expenses were $8.7 million higher at the end of the first quarter of 2024 as compared to the December 2023 balance. This increase was primarily driven by higher payables and accruals for raw materials to replenish inventory and meet higher production needs in preparation for an expected increase in demand in the second quarter. In the first quarter of 2024, capital expenditures were $7.0 million, of which $0.5 million was a cash outlay during the quarter with the remainder having been paid in deposits in previous years. Capital expenditures for the full fiscal year 2024 are planned at $9.4 million, with $2.9 million being funded by cash investment within the year and the remaining $6.5 million from cash spent through deposits in prior years. Interest expense was $1.5 million in the first quarter of 2024 compared to $1.9 million in the first quarter of 2023. The lower interest expense in 2024 was the result of lower average debt balance within the quarter. Our debt increased by $1.9 million in the first quarter of 2024 driven primarily by the planned cash investment in new product introductions in the first quarter. Our availability under our line of credit with our senior lending facility was $15.0 million at the end of the first quarter of 2024.

Subsequent to the end of the first quarter, the Company's Board of Directors approved the repurchase of up to $2.8 million of the Company's common stock. This share repurchase authorization reflects the Company's ongoing commitment to improving the investment value of the Company's stock.

In the first four weeks of the second quarter in 2024, net sales are approximately 4% above the comparable period in the prior year and order entry is approximately 8% below the same period in the prior year. The second quarter is typically a stronger sales level than the first quarter due to seasonality and our new products hitting retail floors.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports First Quarter 2024 Results

May 2, 2024

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended
	March 30, 2024	April 1, 2023

NET SALES	$65,254	$67,084
Cost of sales	49,445	49,251
GROSS PROFIT	15,809	17,833
Selling and administrative expenses	16,372	16,409
Other operating expense, net	52	68
Facility consolidation and severance expenses, net	242	1,050
OPERATING INCOME (LOSS)	(857)	306
Interest expense	1,532	1,858
Other (income) expense, net	5	(14)
Loss from continuing operations before taxes	(2,394)	(1,538)
Income tax provision	16	13
Loss from continuing operations	(2,410)	(1,551)
Loss from discontinued operations, net of tax	(84)	(207)
NET LOSS	$(2,494)	$(1,758)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.16)	$(0.11)
Discontinued operations	(0.01)	(0.01)
Net loss	$(0.17)	$(0.12)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.16)	$(0.11)
Discontinued operations	(0.01)	(0.01)
Net loss	$(0.17)	$(0.12)

Weighted-average shares outstanding:
Basic	14,850	14,676
Diluted	14,850	14,676

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The Dixie Group Reports First Quarter 2024 Results

May 2, 2024

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 30, 2024	December 30, 2023
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$55	$79
Receivables, net	28,225	23,686
Inventories, net	75,041	76,211
Prepaid and other current assets	10,803	12,154
Current assets of discontinued operations	260	265
Total Current Assets	114,384	112,395

Property, Plant and Equipment, Net	37,660	31,368
Operating Lease Right-Of-Use Assets	28,187	28,962
Other Assets	18,039	17,130
Long-Term Assets of Discontinued Operations	1,391	1,314
TOTAL ASSETS	$199,661	$191,169

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$21,819	$13,935
Accrued expenses	17,438	16,598
Current portion of long-term debt	3,794	4,230
Current portion of operating lease liabilities	3,713	3,654
Current liabilities of discontinued operations	1,172	1,137
Total Current Liabilities	47,936	39,554

Long-Term Debt, Net	80,610	78,290
Operating Lease Liabilities	25,081	25,907
Other Long-Term Liabilities	15,500	14,591
Long-Term Liabilities of Discontinued Operations	3,618	3,536
Stockholders' Equity	26,916	29,291
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$199,661	$191,169

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